Exhibit 4.18

REVOLVING SECURED FACILITY AND PLEDGE AGREEMENT

This Revolving Secured Facility and Pledge Agreement (this “Agreement”) is made and entered into on March 1, 2017 (the “Effective Date”), by and between TyrNovo Ltd., an Israeli company of Tel Aviv, Israel (the “Borrower”), and the entities listed in Appendix A (each a “Lender” and together the “Lenders”).

WHEREAS, the Lenders have agreed to provide the Borrower with revolving secured loans from time to time in the amounts and subject to the terms and conditions set out herein; and

WHEREAS, the Borrower has agreed to pledge certain collateral to secure the loans hereunder, as set out herein;

NOW, THEREFORE, in contemplation of the foregoing and in consideration of the mutual agreements, covenants, representations and warranties contained herein, and for other valid consideration, the receipt and sufficiency of which the hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

1. Preamble and Appendices. The preamble and appendices hereto constitute inseparable parts hereof.

2. Loan Advances; Payment of Principal and Interest; Purpose

2.1	From and after the Effective Date, each Lender shall make a loan available to the Borrower, in an amount set forth with respect to such Lender in Appendix A, and up to an aggregate of $750,000 (Seven Hundred and Fifty Thousand United States Dollars) from all Lenders, on the terms, and subject to the conditions, of this Agreement (“Loans”).

2.2	Subject to the terms and conditions of this Agreement, and provided that no Event of Default (as defined herein) shall have occurred and be continuing with respect to the Borrower, within five (5) business days following the Borrower’s request to Lenders (or such other time as the Borrower and the Majority Lenders shall agree), the Lenders will advance to the Borrower such requested amount, but in no event will each Lender, shall be required to advance an aggregate amount exceeding the amount set forth with respect to such Lender in Appendix A (each, an “Advance”). For purposes of this Agreement, the “Majority Lenders” means the Lenders who advanced in aggregate at least 50% of the Advances under this agreement.

2.3	The Borrower shall repay each Lender the aggregate principal amount of its respective Loan or so much thereof as may be advanced by or owing to each Lender (and not repaid or prepaid by the Borrower), together with accrued interest thereon and any fees in relation thereto, if any, each calculated and payable as and to the extent set forth below. Such principal and interest are payable in New Israeli Shekels in immediately available funds or in such other currency or manner as the Majority Lenders may from time to time advise the Borrower in writing. Such payments of principal and interest shall be made by wire transfers into the Lenders’ bank accounts, details of which shall be provided by each Lender to the Borrower.

2.4	The Borrower covenants to each Lender that the Borrower shall use each Advance solely for general corporate or working capital purposes and not in violation of applicable laws (the “Permitted Use”).

3. Security. As security for the payment in full of its Loans and accrued interest and performance of its other undertakings hereunder, the Borrower hereby grants to the Lenders, their successors and assigns, a security interest in all of the Borrower’s right, title and interest for the benefit of the Lenders, in the assets and rights listed in Appendix B, respectively, on the terms set forth in the security documents attached hereto as Appendix B (the “Security”). Subject to approval of the Majority Lenders, which will be required for any action or remedy provided under the Security, the Lenders shall have available to it all the rights and remedies of a secured party under the Israeli Companies Ordinance and any other applicable law governing the Security. The Borrower agrees to do such further acts and things, and to execute and deliver such additional conveyances, assignments, agreements and instruments, including any additional documents required with respect to perfecting any and all liens in connection with the Security, as the Majority Lenders may at any time reasonably request in connection with the administration and enforcement of this Agreement or with respect to the collateral provided by the Borrower or any part thereof or in order better to assure and confirm unto the Lender its rights and remedies hereunder.

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4. Repayment. The principal balance of, and any accrued and unpaid interest on and fees in relation to, the Loans shall be repayable in full by the Borrower to the Lenders on March 31, 2017 (the “Maturity Date”). Any payment hereunder which would be payable on a day which is not a business day, shall instead be due and payable on the business day preceding such date for payment. All payments made by Borrower in respect of this Agreement shall be required to be made only net of the amount of taxes required to be withheld from, or paid by Borrower in connection with, such payments, and the amounts so required to be withheld by the Borrower shall be withheld and paid to the applicable governmental authority as required by law, and official confirmation of such payment shall be provided to the applicable Lender.

5. Prepayment. The Borrower may, at its option at any time, without premium or penalty, prepay all or any portion of the Loans. Any prepayment of the Loans shall be applied as follows: first, to payment of accrued interest and fees; and second, to payment of principal.

6. Interest.  Interest shall accrue on the Loans at the rate of Libor + 6% (six percent) per annum, shall be compounded annually, and paid on the last business day of each calendar year of the term, or on the Maturity Date if occurring prior to the last business day of a calendar year of the term.

7. Duration. This Agreement shall terminate automatically on the Maturity Date, provided that any unpaid Loan principal and accrued interest shall continue to be payable following such termination, and interest shall continue to accrue.

8. [RESERVED]

9. Events of Default; Remedies.

9.1	The following shall constitute “Events of Default” under this Agreement with respect to the Borrower:

(i)	failure by the Borrower to make any payment required under this Agreement when the same becomes due and payable (whether at maturity, by acceleration or otherwise) and the continuation of such failure for a period of thirty (30) days thereafter;

(ii)	the Borrower voluntarily liquidates;

(iii)	the Borrower pursuant to or within the meaning of any insolvency law: (a) commences a voluntary case or proceeding; (b) consents to the entry of an order for relief against it in an involuntary case or proceeding; (c) consents to the appointment of any receiver, trustee, assignee, liquidator or similar office under any insolvency law (“Custodian”) of it or for all or substantially all of its property; (d) makes general assignment for the benefit of its creditors; (e) generally is unable to pay its debts as they become due;

(iv)	a court of competent jurisdiction enters an order or decree (that remains unstayed and in effect for sixty (60) days) under any applicable law that: (a) appoints a Custodian of the Borrower or for all or substantially all of its property; or (b) orders the liquidation of Borrower;

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(v)	the Borrower uses an Advance or any portion thereof for any purpose other than a Permitted Use; or

(vi)	there occurs a Change of Ownership in the Borrower. For the purposes of this Agreement, “Change of Ownership” means; (a) the addition of any new Material Shareholders to the Borrower, beyond such Material Shareholders set forth in the Register of Shareholders of the Borrower attached hereto in Schedule 9.1(vi)(a), whether by issuance of new shares by the Borrower, transfer of shares by shareholders of the Borrower, court order or any other action which will serve as cause to require the Borrower to amend its Register of Shareholders to such effect as to create a new Material Shareholder in the Borrower; or (b) a change to the Means of Control of the Borrower as set forth in Schedule 9.1(vi)(b). The terms “Material Shareholder” and “Means of Control” as used in this Agreement have the meanings ascribed to such terms in Section 88 of the Israeli Tax Ordinance [New Version] (“Section 88”); provided however that the meaning ascribed to Means of Control as used in this Agreement shall be limited solely to item number (2) under such definition in Section 88.

9.2	If an Event of Default specified in Section 9.1(i), shall have occurred and be continuing, the Majority Lenders may, at their option, by notice in writing to the Borrower (the “Acceleration Notice”), declare the termination of this Agreement and the entire outstanding principal amount of the Loans and the interest accrued thereon to be due and payable upon the date which is five business days after the date of delivery by the Majority Lenders to the Borrower of an Acceleration Notice, and upon any such declaration the same shall become due and payable at such time.

9.3	If an Event of Default, other than the Event of Default specified in Section 9.1(i), hereof, occurs, this Agreement shall automatically terminate and the principal balance of the Loans and the accrued and unpaid interest thereon shall become due and payable immediately without any declaration or other act on the part of any or all of the Lenders and without presentment, demand, protest or other notice or action of any kind, all of which are hereby expressly waived.

9.4	If any Event of Default shall have occurred and be continuing, the Lenders may proceed to protect and enforce their rights either by suit in equity or by action at law, or both, whether for specific performance of any provision of this Agreement or in aid of the exercise of any power granted to the Lenders under this Agreement

10. Validity, Approvals, Compliance with Laws and Regulations.

10.1	The validity of any provision of this Agreement shall be contingent on the compliance of such provision with the applicable laws and regulations in force at the time of execution of the transactions provided for herein. Should any provision of this Agreement conflict with any applicable law or regulation, the parties shall consult one another on the future of this Agreement and, having due regard to the spirit governing their relations, shall endeavor to amend it to comply with the applicable laws and regulations.

10.2	Nothing contained in this Agreement shall be deemed to establish or require the payment of a rate of interest in excess of the maximum rate legally enforceable. If the rate of interest called for under this Agreement at any time exceeds the maximum rate legally enforceable, the rate of interest required to be paid hereunder shall be automatically reduced to the maximum rate legally enforceable. If such interest rate is so reduced and thereafter the maximum rate legally enforceable is increased, the rate of interest required to be paid hereunder shall be automatically increased to the lesser of the maximum rate legally enforceable and the rate otherwise provided for in this Agreement.

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10.3	If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable under applicable law, then such provision shall be excluded from this Agreement and the remainder of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms; provided, however, that in such event this Agreement shall be interpreted so as to give effect, to the greatest extent consistent with and permitted by applicable law, to the meaning and intention of the excluded provision as determined by such court of competent jurisdiction.

11. Assignment. The rights and obligations of the Borrower under this Agreement may not be assigned or transferred by the Borrower without the written consent of the Majority Lenders. Subject to the written consent of the Majority Lenders, the rights and obligations of a Lender under this Agreement may be assigned or transferred, in whole or in part, by the Lender and may be pledged by the Lender as security for any obligations owed the Lender to any third party.

12. Notices. Any notice sent to the Borrower or a Lender with respect to this Agreement shall be effective: (i) if mailed, seven (7) business days after mailing; (ii) if sent by messenger, upon delivery; and (iii) if sent via facsimile or e-mail, upon transmission and electronic confirmation of receipt or (if transmitted and received on a non-business day) on the first business day following transmission and electronic confirmation of receipt.

13. Amendments. Any term of this Agreement may be amended and the observance of any term hereof may be waived (either prospectively or retroactively and either generally or in a particular instance) only with the written consent of the Borrower and the Majority Lenders. No delay or omission to exercise any right, power, or remedy accruing to any Party upon any breach or default under this Agreement, shall be deemed a waiver of any other breach or default theretofore or thereafter occurring. All remedies, either under this Agreement or by law or otherwise afforded to any of the Parties, shall be cumulative and not alternative.

 14. Governing Law. This Agreement is governed by the laws of the State of Israel, without giving effect to any conflicts of laws principles thereof that would otherwise require the application of the law of any other jurisdiction.

15. Enforcement. The courts of the State of Israel, Tel Aviv District, have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement. The Parties agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms thereof and that, prior to the termination of this Agreement pursuant to its terms, the Parties shall be entitled to specific performance (without the need to post a bond) of the terms hereof, in addition to any other remedy at law or equity.

16. Execution and Counterparts. This Agreement may be executed in counterparts. If so, the signature pages of the parties hereto together shall constitute the same instrument.

17. Entire Agreement. This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subject matters hereof and thereof.

18. Representations and Warranties of the Borrower. The Borrower hereby represents and warrants to each Lender that: (a) the Borrower is duly organized, validly existing and in good standing (if applicable) under the laws of the State of Israel; (b) the Borrower has duly authorized, executed and delivered this Agreement; and (c) this Agreement constitutes a legally valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms.

19. Lenders’ Undertakings. By executing this Agreement, each of the Lenders hereby undertakes and declares that there are no agreements, whether written or oral, between each of the Lenders and any of the Borrower’s shareholders or between the Lenders amongst themselves or with others, regarding the sale or purchase of the Borrower’s securities or the Borrower’s voting rights.

20. Expenses. Except as expressly provided in this Agreement, the Parties shall bear their respective direct and indirect expenses incurred in connection with the negotiation and preparation of this Agreement the consummation of the transactions contemplated hereby and thereby.

[signature pages follow]

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IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officer to execute and deliver this Revolving Secured Facility and Pledge Agreement as of the date first above written.

TyrNovo Ltd.	Lenders

By:	Each Lender shall affix its signature adjacent to its name in Appendix A.
Title:
Date:

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Appendix A

Lenders

	Full Name	Funding Date		Signature	Loan Amount
1.	Kitov Pharmaceuticals Holdings Ltd.		By:
Title:
Date:

A-1

Appendix B

Collateral

All of Borrower’s rights under that certain License Agreement between Borrower and Yissum Research Development Company of The Hebrew University of Jerusalem Ltd. dated 15 August 2013, as amended by the First Amendment to License Agreement effective as of 8 April 2014, and as may be amended in the future, secured by a registered fixed charge

Borrower’s title to the property known as PCT Patent Application Number PCT/IL2016/050134 secured by a registered fixed charge.

A Registered Floating Charge on all assets of the Borrower

B-1